**BALLOON RIDER**

This Rider is made a part of and incorporated into the Mortgage to which it is attached, to establish that the final payment due under the terms of the Mortgage, on the Maturity Date, February 1, 2014, is a Balloon Payment of the entire outstanding principal balance and accrued interest. This Balloon Payment occurs due to the loan being amortized over a ten (10) year period even though the Maturity Date of the loan, at which time all outstanding principal and accrued interest must be repaid, occurs much sooner. Borrower understands and acknowledges that entire Balloon Payment is due in full on the Maturity Date set forth above.

BORROWER:

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Winchester Holding Properties LLC